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                                                                    EXHIBIT 10.5

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                             STOCKHOLDERS AGREEMENT

                                  by and among

                         METROMEDIA FIBER NETWORK, INC.,

                         BELL ATLANTIC INVESTMENTS, INC.

                                       and

                  THE STOCKHOLDERS LISTED ON SCHEDULE I HERETO


                        Dated as of ___________ __, ____

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                                TABLE OF CONTENTS

                                                                            Page
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ARTICLE I    DEFINITIONS.......................................................1
      Section 1.1 Certain Definitions..........................................1
      Section 1.2 Other References.............................................4

ARTICLE II   COVENANTS OF THE PURCHASER........................................5
      Section 2.1 Purchase Restrictions........................................5
      Section 2.2 Sale Restrictions............................................6
      Section 2.3 Other Standstill Restrictions...............................11

ARTICLE III  ADDITIONAL PROVISIONS............................................15
      Section 3.1 Additional Shares...........................................15
      Section 3.2 Tag-Along Rights............................................15
      Section 3.3 Directors...................................................19
      Section 3.4 Rule 144....................................................19

ARTICLE IV   MISCELLANEOUS....................................................19
      Section 4.1 Specific Performance........................................19
      Section 4.2 Entire Agreement............................................19
      Section 4.3 Amendment...................................................20
      Section 4.4 Term........................................................20
      Section 4.5 Severability................................................20
      Section 4.6 Notices.....................................................20
      Section 4.7 Governing Law...............................................21
      Section 4.8 Successors and Assigns......................................22
      Section 4.9 No Recourse.................................................22
      Section 4.10 Counterparts...............................................22

Schedule I -- Stockholders


                                        i
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                             STOCKHOLDERS AGREEMENT

            STOCKHOLDERS AGREEMENT, dated as of ________ __, ____ (this "Agreement"), by and among Metromedia Fiber Network, Inc., a Delaware corporation (the "Company"), and Bell Atlantic Investments, Inc., a Delaware corporation (the "Purchaser"), and for purposes of Sections 3.2 and Section 3.3 and Article 4 only, the stockholders of the Company listed on Schedule I hereto (each a "Stockholder" and collectively, the "Stockholders").

            WHEREAS, pursuant to a Securities Purchase Agreement, dated as of October 7, 1999 (the "Securities Purchase Agreement"), between the Company and the Purchaser, the Purchaser has agreed to purchase up to 25,558,109 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and has agreed to acquire up to $975,281,364 aggregate principal amount of 6.15% Convertible Subordinated Notes (the "Notes") that are convertible, subject to certain conditions, into shares of Class A Common Stock; and

            WHEREAS, as a condition to the willingness of the Company to enter into the Securities Purchase Agreement, the Company has required that the Purchaser enter into, and the Purchaser has agreed to enter into, this Agreement with respect to the Shares and the Notes.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1 Certain Definitions. As used in this Agreement:

                  (a) The term "Acquisition Proposal" shall mean a bona fide written proposal received by the Company from any Person or Group that contemplates a transaction which, if effected, would constitute a Change of Control of the Company.

                  (b) The term "Affiliate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

                  (c) The terms "Beneficial Ownership" and "Beneficial Owner" shall have the meanings given such terms in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder, and for purposes of
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determining Beneficial Ownership for purposes of Sections 2.1 and 4.4 only, the
Notes shall be deemed immediately convertible into shares of Class A Common
Stock.

                  (d) The term "Board of Directors" shall mean the Company's Board of Directors.

                  (e) The term "Change of Control" shall mean the occurrence of any of the following: (i) any Person or Group, other than a Permitted Holder, is or becomes the Beneficial Owner, directly or indirectly, of 35% or more of the Voting Stock (measured by voting power rather than number of shares) (for the purposes of this clause, such other Person shall be deemed to Beneficially Own any voting stock of a specified corporation held by a parent corporation if such other person beneficially owns, directly or indirectly, more than 35% of the voting stock (measured by voting power rather than by number of shares) of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of voting stock (measured by voting power rather than by number of shares) of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation), (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company, (iii) the Company consolidates or merges with or into any other Person, or any Person consolidates with, or merges with or into, the Company, other than a consolidation or merger (a) of the Company into a wholly owned subsidiary of the Company or (b) pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the outstanding Voting Stock immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the voting stock (measured by voting power rather than number of shares) of the surviving corporation immediately following such transaction, (iv) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person other than a wholly owned subsidiary of the Company or a Permitted Holder or a person more than 50% of the voting stock (measured by voting power rather than by number of shares) of which is owned, directly or indirectly, following such transaction or transactions by the Permitted Holders; provided, however, that sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on fiber optic or cable systems owned, controlled or operated by the Company or any of its subsidiaries or of telecommunications capacity or transmission rights, rights of way or conduit acquired by the Company or any subsidiaries for use in the business of the Company or any of its subsidiaries, including, without limitation, for sale, lease, transfer, conveyance or other disposition to any customer of the Company or any subsidiaries shall not be

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deemed a disposition of assets for purposes of this clause (iv) , or (v) the adoption of a plan relating to the total liquidation of the Company.

                  (f) The term "Class B Common Stock" shall mean the Company's Class B Common Stock, par value $.01 per share.

                  (g) The term "Common Stock" shall mean collectively the shares of Class A Common Stock and the shares of Class B Common Stock determined as a single class assuming that all outstanding shares of Class B Common Stock had been converted into shares of Class A Common Stock on the determination date.

                  (h) The term "Continuing Directors" shall mean individuals who at the beginning of the period of determination constituted the Board of Directors, together with any new directors whose election by Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is the designee of any one of the Permitted Holders or any combination thereof or was nominated or elected by any such Permitted Holder(s) or any of their designees.

                  (i) The term "Equity Registration Rights Agreement" shall mean the Equity Registration Rights Agreement dated as of the date hereof between the Purchaser and the Company, as the same may be amended from time to time.

                  (j) The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended or any successor act thereto, and the rules and regulations promulgated thereunder from time to time.

                  (k) The term "Form 13F Filer" shall mean any Person required under Section 13(f) of the Exchange Act to file a Form 13F or that would be a Person that would satisfy the requirements under Rule 13d-1(b)(1)(i) and
(ii)(A-F, H or I) under the Exchange Act with respect to the acquisition of securities of the Company, including as a result of a Transfer of Shares or Notes from the Purchaser and such Person's permitted transferees.

                  (l) The term "Governmental Entity" shall mean any nation or government, any state, local or other political subdivision thereof, any court, arbitrator, official, agency, department or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any federal, state or local governmental or regulatory agency, authority, commission or instrumentality.

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                  (m) The term "Group" shall have the meaning given such term in
Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

                  (n) The term "Notes Registration Rights Agreement" shall mean the Notes Registration Rights Agreement dated as of the date hereof between the Purchaser and Company, as the same may be amended from time to time.

                  (o) The term "Permitted Holder" shall mean Metromedia Company, its general partners and their respective Related Persons and Persons that would constitute a Class B Permitted Holder, each as defined in the Company's Amended and Restated Certificate of Incorporation as in effect on the date hereof.

                  (p) The term "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether foreign, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

                  (q) The term "Securities Act" shall mean the Securities Act of 1933, as amended or any successor act thereto, and the rules and regulations promulgated thereunder from time to time.

                  (r) The term "Voting Stock" shall mean (i) the Class A Common Stock, the Class B Common Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency), and (ii) the common stock and any other securities issued by any successor to the Company pursuant to a merger, consolidation or reorganization having the ordinary power to vote in the election of directors of such successor company (other than securities having such power only upon the happening of a contingency).

                  (s) The term "Transfer" shall have the meaning given such term under Section 2.2(a) hereof.

            Section 1.2 Other References. As used herein, any references to specified numbers (but not percentages) of Shares, Class A Common Stock, Class B Common Stock or Common Stock shall be deemed to be references to such number of Shares, Class A Common Stock, Class B Common Stock or Common Stock as may be adjusted in the event of any change in the capital stock of the Company by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like occurring after the date of this Agreement.

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                                   ARTICLE II

                           COVENANTS OF THE PURCHASER

            Section 2.1 Purchase Restrictions. (a) Other than the purchase of the Shares and the Notes pursuant to the Securities Purchase Agreement, the Purchaser shall not, and shall cause its Affiliates or any Group including the Purchaser or any of its Affiliates not to acquire shares of Class A Common Stock or any other Voting Stock, which when combined with shares of Class A Common Stock and Notes then owned by the Purchaser and its Affiliates would result in the Purchaser Beneficially Owning more than 22% of the shares of the Common Stock then issued and outstanding (the "Standstill Cap"), except for any such purchases by the Purchaser approved by the Board of Directors or otherwise permitted hereunder; provided, however, that (i) if the Company or any Stockholder Transfers to any Person or Group shares of Class A Common Stock such that as a result of such Transfer, such Person or Group would Beneficially Own 22% or more of the shares of Common Stock then issued and outstanding and such Person or Group is subject to an agreement with the Company restricting or prohibiting the acquisition of Beneficial Ownership of additional shares of Class A Common Stock similar to the provisions of this Section 2.1 and with provisions similar to those contained in Section 2.3 hereof, the Standstill Cap will be increased to that maximum percentage of shares of Voting Stock the Beneficial Ownership of which such other Person or Group is permitted to acquire pursuant to such agreement to the extent it exceeds the Standstill Cap and the provisions of this Agreement will be deemed modified so they are no less favorable taken as a whole than those set forth in such agreement with such other Person or Group, or (ii) if the Company or any Stockholder Transfers to any Person or Group shares of Class A Common Stock such that as a result of such Transfer, such Person or Group would Beneficially Own 22% or more of the shares of the Common Stock then issued and outstanding and such Person or Group is not subject to an agreement with the Company restricting or prohibiting the acquisition of Beneficial Ownership of additional shares of Class A Common Stock similar to the provisions of this Section 2.1 and with provisions similar to those contained in Section 2.3 hereof, the Standstill Cap and this Agreement will be terminated automatically without the requirement that any Person takes any additional action.

                  (b) Nothing in this Section 2.1 shall require the Purchaser or its Affiliates to transfer any Shares or Notes if the aggregate percentage ownership of the Purchaser and its Affiliates is increased as a result of a reduction in the number of outstanding shares of Common Stock resulting from an action taken solely by the Company or its Affiliates (including, specifically, Metromedia Company) including, without limitation, by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, redemption, repurchase or cancellation of shares or any other similar transaction.

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                  (c) In the event that the Company shall adopt a stockholder rights or other preferred rights or "poison pill" plan with provisions that are triggered by the acquisition of Beneficial Ownership (or any similar concept) of a specified percentage of the Common Stock (a "Trigger Percentage"), the Company agrees that, for purposes of determining application of the stockholder rights plan to the Purchaser, the plan will be deemed to refer to "22%" in all cases where it in fact refers to any Trigger Percentage that is below 22%.

            Section 2.2 Sale Restrictions. (a) The Purchaser shall not, and shall not cause or permit its Affiliates or any Group, including the Purchaser or any of its Affiliates to, directly or indirectly, offer, sell, transfer, assign, exchange, grant an option to purchase, hedge, short sell, encumber, pledge, hypothecate or otherwise dispose of the Beneficial Ownership of Shares or any Notes, whether in one or more transactions (any such act or series of acts, a "Transfer"), except as permitted by this Agreement and otherwise in compliance with all applicable requirements of law, which any such noncompliance would have an adverse effect or impact on the Company. In addition, except for Transfers pursuant to a Public Resale (as defined below) or sales to a Form 13F Filer, Purchaser may not Transfer any Shares or Notes if immediately after giving effect to such Transfer the transferee and its Affiliates or any Group would Beneficially Own 5% or more of the outstanding shares of Common Stock, unless prior to or simultaneously with any such Transfer, such transferee agrees in writing to be bound by the terms and conditions of this Agreement. To the extent any Transfer permitted hereunder requires the approval of the Company or its Board of Directors, the Company and/or its Board of Directors shall not unreasonably delay delivering such consent.

                  (b) The Purchaser shall not, and shall not cause or permit its Affiliates or any Group including the Purchaser or any of its Affiliates to Transfer, directly or indirectly, any Shares or any Notes, other than in one or more of the following transactions: (i) a Transfer of Shares or Notes any time after ________, 2000(1/) pursuant to (A) a bona fide secondary offering of Shares or Notes registered under the Securities Act effectuated through the exercise by the Purchaser or its permitted transferee of its registration rights as contemplated by Section 2, 3 or 4 of the Equity Registration Rights Agreement or by Section 2, 3 or 4 of the Notes Registration Rights Agreement, (B) a purchase agreement with a placement agent or group of placement agents covering the Shares, Notes or any Derivative Securities (as defined in the Equity Registration Rights Agreement) that contemplates the immediate resale of securities by such placement agent pursuant to the resale exemption provided by Rule 144A promulgated under the Securities Act solely to Qualified Institutional Buyers (as defined in the Securities Act) and other permitted purchasers under Rule 144A or to "off-shore purchasers" in a Transfer permitted by Regulation S promulgated under the Securities Act (any such transaction, a "Rule 144A/ Reg S

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(1/) Six month anniversary of the First Closing Date.

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Transaction"), or (C) bona fide "brokers transactions" as permitted by or as otherwise permitted by the exemption from registration of the resale of the Shares under the Securities Act provided by Rule 144 promulgated thereunder; provided that in the case of each of clauses (A) through (C), no Person or Group other than a Form 13F Filer, to the Purchaser's knowledge (and the Purchaser shall require any underwriter or placement agent for such Transfer to agree to use its reasonable efforts to so ensure), would Beneficially Own in excess of 5% of the Common Stock then issued and outstanding immediately after giving effect to such Transfer (a Transfer made pursuant to this clause (i) referred to as a "Public Resale") and any such Transfer also complies with the limitations specified in Section 2.2(d) below; and (ii) any other Transfer which has been approved by the Board of Directors.

                  (c) From and after ________, 2000(2/) until __________,
2001,(3/) the Purchaser shall not, and shall not cause or permit its Affiliates or any Group including the Purchaser or any of its Affiliates to Transfer, directly or indirectly, any Shares or any Notes to any Person that, to the knowledge of the Purchaser, would result, immediately after giving effect to such Transfer, in such Person Beneficially Owning more than 5% of the shares of Common Stock then issued and outstanding, except (i) a Transfer approved by the Board of Directors, (ii) a Transfer constituting a Public Resale, or (iii) a Transfer to any Person that is, and immediately after giving effect to such Transfer, would be a Form 13F Filer.

                  (d) In addition to the foregoing restrictions, from and after ________, 2000(4/) until ________, 2001,(5/) the Purchaser shall not, and shall not cause or permit its Affiliates or any Group including the Purchaser or any of its Affiliates to Transfer, directly or indirectly, any Shares or any Notes (including any Derivative Securities) that would otherwise be permitted by this
Section 2.2(b) or (c) if, immediately after giving effect to such Transfer, the Purchaser and its Affiliates would no longer Beneficially Own and own as of record at least 50% of the number of the Shares and 50% of the aggregate principal amount of the Notes that were originally acquired by the Purchaser pursuant to the Securities Purchase Agreement; provided, however, that the limitations contained in this Section 2.2(d) shall not apply to Transfers by the Purchaser exercising its Tag-Along Right (as defined below) as provided in and in accordance with Section 3.2.

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(2/) First anniversary of the First Closing Date.

(3/) Second anniversary of the First Closing Date.

(4/) Six month anniversary of the First Closing Date.

(5/) 18 month anniversary of the First Closing Date.

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                  (e) From and after ________, 2001,(6/) if the Purchaser has received a bona fide offer to buy all or any portion of its Shares or Notes from any Person (a "Third Party Offeror") and desires to accept such offer (in each case, a "Third Party Offer"), the Purchaser shall send a written notice (an "Offering Notice") to the Company, which shall state (A) the number and/or principal amount of Shares and/or Notes proposed to be transferred to the Third-Party Offeror (the "Offered Securities"), (B) the proposed purchase price per Share and/or per Note to be paid by the Third Party Offeror (the "Offer Price"), (C) the name of the Third Party Offeror, and (D) the proposed closing date for the Third Party Offer (the "Third Party Closing Date") which date shall not be sooner than 30 days from the date an Offering Notice is received (as determined under Section 4.6 hereof) by the Company. The Offering Notice shall also state any other material terms and conditions of the Third Party Offer and shall include copies of the contemplated definitive agreements (to the extent available and, if not available, drafts thereof that are the most recent versions thereof) for the Third Party Offer and all writings between the Third Party Offeror and the Purchaser that would be reasonably necessary for Purchaser to establish the terms and conditions of the Third Party Offer. For clarification purposes, it is understood and agreed that the provisions of this
Section 2.2(e) shall not apply to a Transfer by Purchaser that constitutes a Public Resale.

                        (i) The Offering Notice shall not be effective unless and until all of the following conditions are met: (A) the Offering Notice shall be accompanied by a certificate of the Purchaser to the Company stating that the Third Party Offer has been approved by the boards of directors (or the equivalent if the Third Party Offeror is not a corporation) of the Third Party Offeror (if required by such Third Party Offeror and solely to the Purchaser's knowledge based on representations and warranties of the Third Party Offeror), and that Purchaser has made the Third Party Offeror aware of the rights of the Company contained in this Section 2.2(e), and that if as a result of such Transfer of Offered Securities the Third Party Offeror would, immediately after giving effect to such Transfer (except if the Third-Party Offeror would be a Form 13F Filer immediately after giving effect to such Transfer), Beneficially Own 5% or more of the Company's then issued and outstanding shares of Common Stock, such Person will be obligated to become a party to this Agreement and agree in writing to be bound by the terms and conditions hereof to the same extent and in the same manner as the Purchaser; (B) the Offer Price shall be payable wholly in cash; and (C) the Third Party Offeror shall have furnished evidence satisfactory to the Company in its reasonable judgment as to the financial ability or resources of such Third Party Offeror to consummate the proposed purchase.

                        (ii) For a period of 30 days after the receipt (as determined under Section 4.6 hereof) of the Offering Notice pursuant to

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(6/) Second anniversary of the First Closing Date.

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Section 2.2(e)(i) (the "Option Period"): (A) the Company or its designees shall have the right to purchase all of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions of the Third Party Offer; or (B) if the Company and its designees do not elect to purchase all of the Offered Securities pursuant to clause (A) of this Section 2.2(e)(ii), the Purchaser shall have the right to sell, to the Third Party Offeror upon the terms and conditions set forth in the Third Party Offer, that number of Shares and/or Notes specified in the Offering Notice.

                        (iii) The option of the Company or its designees under
Section 2.2(e)(ii)(A) shall be exercisable by delivering written notice of the exercise thereof, which shall be irrevocable, prior to the expiration of the Option Period, to the Purchaser. Such notice shall state that the Company or its designees desires to purchase the Offered Securities pursuant to Section 2.2(e)(ii)(A). The failure of the Company to deliver such written notice prior to the expiration of the Option Period to the Purchaser shall be deemed to be a waiver of its rights under Section 2.2(e)(ii)(A). The tender of such notice shall constitute agreement by the Company to purchase from the Purchaser the Offered Securities at the Offer Price and on the terms and conditions set forth in the Offering Notice and shall include evidence satisfactory to Purchaser in its reasonable judgment as to Company's or its designee's financial ability or resources to consummate the proposed purchase, which agreement can be made subject to financing only to the same extent that the Third Party Offer is so subject.

                        (iv) The closing of the purchase of Offered Securities subscribed to by the Company or its designees under Section 2.2(e)(ii)(A) shall be held at the principal office of the Company at 10:00 a.m., local time, on the Third Party Closing Date or at such other time and place as the parties to the transaction may agree; provided that the Third Party Closing Date shall be extended to a later date not to exceed 60 days after such Third Party Closing Date if the Transfer has not been consummated by the Third Party Closing Date as a result solely of a failure to obtain a required consent or approval of any Governmental Entity and the parties are using reasonable commercial efforts to obtain such required consent or approval; provided, further, that such 60-day period shall be extended until such required regulatory consents or approvals are obtained if the delay in obtaining such required regulatory consents and approvals is solely as a result of the failure of the Company to cooperate in a commercially reasonable manner with the Purchaser in obtaining the required regulatory consents and approvals for such Transfer. At such closing, the Purchaser shall deliver to the Company or its designees certificates representing the Offered Securities, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any liens, claims, options, charges, encumbrances or rights ("Liens") (other than those arising hereunder), and the Purchaser shall so represent and warrant, and shall further represent and warrant that it is the beneficial and record owner of such Offered Securities. The Company or its designees shall, at such closing, deliver to the Purchaser payment in full in immediately available funds for

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the Offered Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                        (v) Unless the Company or its designees elect to purchase all of the Offered Securities pursuant to Section 2.2(e)(ii)(A), the Purchaser may sell such portions of its Shares and/or Notes as can be sold under
Section 2.2(e)(ii)(B) to the Third Party Offeror on the terms and conditions of the Third Party Offer; provided, however, that such sale is bona fide and made prior to or on the Third Party Closing Date or such later date not to exceed 60 days after such Third Party Closing Date as the Purchaser and the Third Party Offeror may agree if the Transfer has not been consummated by the Third Party Closing Date as a result solely of a failure to obtain consent or approval of any Governmental Entity and the parties are using reasonable commercial efforts to obtain such consent or approval; provided, further, that such 60-day period shall be extended until the required regulatory consents or approvals are obtained if the delay in obtaining such required regulatory consents and approvals is solely a result of the failure of the Company to cooperate in a commercially reasonable manner with the Purchaser in obtaining such required regulatory consents and approvals. If such sale is not consummated prior to or on the Third Party Closing Date for any reason, except as the same may be extended as provided above, then the restrictions provided for in this Section 2.2(e) shall again become effective, and no Transfer of such Offered Securities may be made thereafter (other than to an Affiliate or pursuant to a Transfer that constitutes a Public Resale) by the Purchaser without again offering the same to the Company in accordance with this Section 2.2(e). The Company shall take such actions as the Purchaser reasonably requests, at the Purchaser's sole cost and expense, to facilitate the Transfer of the Offered Securities to the Third Party Offeror pursuant to the Third Party Offer.

                  (f) Subject to Section 2.1(a), nothing in this Agreement shall prevent or restrict the Purchaser from Transferring any Shares or Notes to any direct or indirect majority-owned subsidiary of Bell Atlantic Corporation to whose board of directors or comparable governing body Bell Atlantic Corporation appointed a majority of the members, provided, that, any such transferee shall agree in writing to be bound hereby and no such Transfer shall act as a novation of the Purchaser's obligations hereunder unless the consolidated net worth, as determined in accordance with U.S. generally accepted accounting principles, of the transferee prior to and after giving effect to such Transfer equals $2 billion and the transferee provides reasonably satisfactory evidence of such consolidated net worth.

                  (g) In the event (i) the Company elects to redeem outstanding Notes pursuant to the provisions of Section 3.07 of the Indenture dated as of the date hereof (the "Indenture") between the Company and U.S. Bank Trust National Association prior to the occurrence of the Regulatory Relief Date (as defined in the Indenture), (ii) the Regulatory Relief Date has occurred and the Purchaser

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desires to convert outstanding Notes but it may not so convert such Notes due to the provisions of Section 4.01 of the Indenture related to the Franchise Agreements (as defined in the Indenture), or (iii) the Company takes any of the actions referred to in Section 2.1(b) and, as a result, the Purchaser would Beneficially Own in excess of 10% of the shares of then issued and outstanding Common Stock, then notwithstanding the provisions of this Agreement, the Purchaser may (x) irrevocably Transfer without otherwise complying with the provisions of this Agreement such Notes, in the case of clauses (i) and (ii), or such shares of Common Stock in excess of such 10% threshold in the case of clause (iii) above, to a liquidating trust so that after giving effect to such Transfer, (1) in the case of clauses (i) and (ii), it no longer Beneficially
Owns or owns of record following such Transfer (though Purchaser shall remain entitled to the net proceeds of such liquidating trust) such Notes, and immediately convert such Notes as provided in Section 4.01 of the Indenture, or,
(2) in the case of clause (iii), Transfer without otherwise complying with the provisions of this Agreement such shares of Common Stock to a liquidating trust so it Beneficially Owns less than 10% of the then issued and outstanding shares of Common Stock, (y) cause such trust to simultaneously, or at such other time as provided in the trust agreement or similar governing documents for such trust, convert all such Notes into shares of Class A Common Stock in accordance with Article 4 of the Indenture and/or (z) cause such trust to Transfer such Notes, shares of Class A Common Stock obtained upon conversion of Notes or shares of Class A Common Stock Transferred to such trust in the case of clause
(iii) in a Public Resale and distribute the proceeds of such Transfer to the Purchaser, all as provided in the trust agreement or similar governing documents for such trust. The Company shall take such actions as the Purchaser reasonably requests, at the Purchaser's sole cost and expense, to facilitate the Transfer of the Notes or shares of Class A Common Stock to the liquidating trust pursuant to this Section 2.2(g). Nothing set forth herein shall be deemed to amend or modify the provisions of Article 4 of the Indenture.

                  (h) The Company shall cause its transfer agent to issue certificates for shares of Class A Common Stock transferred by Purchaser or any of its permitted transferees in accordance with this Section 2.2 that do not contain the second legend specified in Section 2.3(b) of the Securities Purchase Agreement, as directed by the Purchaser or any such permitted transferee, unless the transferee continues to be bound by the terms of this Agreement.

            Section 2.3 Other Standstill Restrictions. (a) The Purchaser covenants to and agrees with the Company that, except as it may be specifically permitted by this Agreement, or as contemplated by the Securities Purchase Agreement or the Indenture, it will not, and will cause each of its Affiliates not to, directly or indirectly, unless it is expressly invited to do so by the Company or any of its authorized representatives or advisors:

                        (i) in any way acquire or agree to acquire Beneficial Ownership of any securities or any direct or indirect rights or options to acquire Beneficial Ownership of any securities of the Company in violation of Section 2.1 of this Agreement;

                        (ii) make any public announcement with respect to, or submit to the Company or any of its directors, officers, representatives, employees, attorneys, advisers, agents or Affiliates (whether publicly or otherwise) any proposal for, the acquisition of Voting Stock with respect to any merger, consolidation, business combination or Acquisition Proposal involving the Company or its Affiliates, or for or with respect to any purchase of a substantial portion of the assets of the Company or its Affiliates, whether or not any parties other than the Purchaser and its Affiliates are involved and whether or not such proposal might require the making of a public announcement by the Company;

                        (iii) make, or in any way participate in, any "solicitation" of "proxies" to vote any Voting Stock or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, as such Regulation is currently in effect);

                        (iv) propose any matter for submission to a vote of stockholders of the Company;

                        (v) form, join or in any way participate in a Group with respect to any Voting Stock of the Company;

                        (vi) grant any proxy with respect to any Voting Stock to any Person not approved by the Company;

                        (vii) deposit any Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock or other agreement having similar effect, except as provided in Section 2.2(g);

                        (viii) take any action which would be reasonably likely to require the Company to make a public announcement regarding any of the matters specified in this Section 2.3(a)(i)-(xii);

                        (ix) enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or any discussions designed to advise, assist or encourage any third party in connection with any of the foregoing;

                        (x) disclose publicly any intention, plan or arrangement inconsistent with the foregoing;

                        (xi) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company (except as a result of the good faith actions taken by any person that serves on the Board of Directors, solely in such person's capacity as a director); or

                        (xii) request the Company (or any of its officers, directors, representatives, employees, attorneys, advisors, agents or Affiliates) to waive, amend or modify any provisions of Section 2.3(a)(i)-(xi).

                  (b) The Purchaser will not be in breach of this Section 2.3 if it or any of its Affiliates (or either of their authorized representatives or advisors) (i) seek permission to privately and confidentially present a proposal to the Company to allow the Purchaser and/or its Affiliates to take any action described in Section 2.3(a) above which is presented in a manner reasonably formulated based on the advice of counsel so as not to require public disclosure by the Company of such presentation or proposal, but if the Company refuses to grant permission to present the proposal, neither the Purchaser nor its Affiliates shall take further action in connection therewith except as otherwise permitted by this Section 2.3, or (ii) present or propose commercial relationships in the ordinary course of business, including those similar to those contemplated by the Fiber Optic Private Network Agreement, dated October 7, 1999, by and between Bell Atlantic Global Networks, Inc. and Metromedia Fiber Network Services, Inc.

                  (c) Notwithstanding any provision of Section 2.1, 2.2 and 2.3(a) to the contrary, in the event that (i) the Company and any Person or Group enter into a definitive agreement for an Acquisition Proposal, (ii) a bona fide tender or exchange offer, or a bona fide proxy or consent solicitation subject to Section 14 of the Exchange Act to elect or remove at least a majority of directors of the Company, by any Person or Group (other than the Company) which would result, if consummated in accordance with its terms, in a Change of Control is, in either case, announced and it is either (A) approved or recommended by the Board of Directors or (B) within 10 days of the receipt of such offer by the Company (or such longer time as is then permitted by the appropriate regulations under the Exchange Act) of such tender or exchange offer or proxy or consent solicitation, the Board of Directors has not publicly rejected the offer or has taken no position on such offer, or, in the case of any such proxy or consent solicitation, publicly opposed or taken no position with respect to such proxy or consent solicitation, (iii) the occurrence of a Change of Control of the Company, or (iv) the Company and any Person enter into a definitive agreement providing for a transaction or series of related transactions that results in the Transfer by the Company of all or substantially all of its assets, this Agreement shall not prohibit (x) the Purchaser or any of its Affiliates (unless acting in concert with such Person) from, notwithstanding the provisions of Section 2.1, (I) making and consummating either a competing Acquisition Proposal or a tender or exchange offer pursuant to which the Purchaser or its Affiliates would acquire at least the same percentage (calculated by voting power) of Company's outstanding Voting Stock as would be acquired in such non-Purchaser Acquisition Proposal or such non-Purchaser tender or exchange offer, (II) commencing a competing proxy or consent solicitation to elect or remove at least a majority of the directors of the Company, or (III) taking any of the actions prohibited by Section 2.3(a) of this Agreement (a "Purchaser Response"), or (y) the Transfer by the Purchaser of its Shares and Notes to any Person without complying with the restrictions set forth in Section 2.2 or 2.3 of this Agreement. The Purchaser agrees that any Purchaser Response (including amendments thereto) will provide for consideration that is no less favorable, taken as a whole, to the Company's stockholders than that being offer pursuant to such non- Purchaser Acquisition Proposal or such non-Purchaser tender or exchange offer (taking into account the form of consideration and the number of shares to be acquired pursuant to such Purchaser Response). In the event that the transactions contemplated by clauses (i), (ii),
(iii) or (iv) of this Section 2.3(c) shall have been terminated or abandoned after the bona fide commencement of the Purchaser Response, the Purchaser shall have the ability, subject to the requirements of the preceding sentence, to amend or modify its response, and to consummate the transaction contemplated by the Purchaser Response or such amendment or modification, so long as the Purchaser shall not have terminated or abandoned its initial response other than as a result of such amendment or modification. In the event that the transactions contemplated by clauses (i), (ii), (iii) or (iv) of this Section 2.3(c) shall have been terminated or abandoned prior to the bona fide commencement of the Purchaser Response, or, if not so terminated or abandoned, in the event thereafter that such transactions and those contemplated by such Purchaser Response shall have been terminated or abandoned, all of the restrictions contained in Sections 2.1, 2.2 and 2.3 shall again be applicable.

                  (d) Nothing contained within this Section 2.3 shall prevent the Purchaser or any of its Affiliates from (i) enforcing its rights under this Agreement, the Securities Purchase Agreement, the Equity Registration Rights Agreement, the Notes Registration Rights Agreement, the Indenture or the Notes, the Fiber Optic Private Network Agreement or any other commercial arrangement or other agreement entered into by the Company or any of its Affiliates and the Purchaser or any of its Affiliates after the date hereof, or (ii) discussing with the Company or any of its Affiliates any possible amendments or modifications with respect to any of the foregoing referred to in clause (i) of this Section 2.3(d).

                  (e) Notwithstanding anything herein to the contrary, (i) the provisions of this Section 2.3 shall automatically terminate if the Company or a majority of its Board of Directors publicly announces that the Company is "for sale" or makes any public announcement to the same effect unless and until such time as the Company issues a contrary public statement, and (ii) the Company, in its sole and absolute discretion, may waive the provisions of this Section 2.3 as it deems necessary, advisable or appropriate.

                  (f) Notwithstanding the first proviso to Section 4.01 of the Indenture, if the Purchaser and any permitted transferee desires to convert any of the Notes and as a result it would become an "affiliate" for purposes of and under either of the Franchise Agreements (as defined in the Indenture), the Company shall consent to any such conversion and instruct the Trustee under the Indenture to cause such conversion accordingly if, in connection with a demand for conversion, the Purchaser or any such permitted transferee provides a satisfactory indemnification to the Company and its subsidiaries against any additional expenses, fees, taxes or other amounts that would be payable by the Company or any of its Subsidiaries to any Governmental Entity as a result of the fact that the Purchaser or any such permitted transferee would be deemed an "affiliate", in the reasonable opinion of the Company after consultation with outside counsel, for purposes of any of the Franchise Agreements solely as a result of such conversion.

                                   ARTICLE III

                              ADDITIONAL PROVISIONS

            Section 3.1 Additional Shares. If, after the date hereof, the Purchaser acquires Beneficial Ownership of any shares of Class A Common Stock or acquires any Notes (any such securities shall be referred to herein as "Additional Securities"), including, without limitation, upon exercise or conversion of any derivative security or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares or Notes shall be applicable to such Additional Securities as if such Additional Securities had been outstanding as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Securities without action by any Person immediately upon the acquisition by the Purchaser of record or Beneficial Ownership of such Additional Securities.

            Section 3.2 Tag-Along Rights. (a) In the event at any time after the Stockholders, collectively, Transfer at least an aggregate of 20% of the shares of Common Stock owned by them as of the date of the Securities Purchase Agreement and prior to the earliest to occur of (i) the date the Purchaser and its Affiliates are no longer bound by the provisions of Section 2.1 or (ii) the date the Purchaser and its Affiliates no longer Beneficially Own in excess of 5% of the then outstanding shares of Common Stock for a period of 90 consecutive days, any Stockholder (each a "Selling Stockholder") proposes to Transfer any shares of Common Stock as of the date hereof owned by such Stockholder to a non-Affiliated third party, the Selling Stockholder(s) shall have the obligation, and the Purchaser shall have the right (the "Tag-Along Right"), to require the proposed transferee (the "Transferee") to purchase (the "Tag-Along Transfer") from the Purchaser or any of its Affiliates a number of shares of Class A Common Stock up to or equal to the product (rounded up to the nearest integer) of (i) the quotient determined by dividing the number of shares of the Class A Common Stock held by the Purchaser and its Affiliates by the aggregate number of shares of Common Stock owned by the Selling Stockholder(s) and the Purchaser and its Affiliates (calculated with respect to the Purchaser to include any shares of Class A Common Stock that may be received upon conversion of outstanding Notes, only if such Notes may then be immediately converted in accordance with their terms prior to or upon such Transfer and the Purchaser irrevocably notifies the Company that it intends to convert Notes prior to or concurrently with the Tag-Along Transfer and Transfer the shares of Class A Common Stock into which they convert to the Transferee of part of the exercise of its Tag-Along Right and it subsequently converts such Notes, in which case only such shares of Class A Common Stock obtained upon conversion of Notes prior to or concurrently with the Tag-Along Transfer shall be included for purposes of calculating the number of shares owned by the Purchaser and its Affiliates), and (ii) the number of shares of the Common Stock proposed to be transferred in the contemplated sale, and at the same price per share and upon the same terms and conditions offered to the Selling Stockholder(s). The number of shares of Common Stock to be sold by the Selling Stockholders in such Tag-Along Transfer shall be reduced by the number of shares of Common Stock that the Purchaser elects to require the Transferee to purchase in such Tag-Along Transfer pursuant to the Purchaser's right contained in the preceding sentence.

            By way of example only, if Stockholders intend to sell 1,000 shares of Common Stock to a third party, and at such time such Stockholders own 75,000 shares of Class A Common Stock and the Purchaser owns 20,000 shares of Class A Common Stock and has notified the Company that it intends to convert Notes to obtain an additional 5,000 shares of Class A Common Stock (although it has Notes convertible into more shares of Class A Common Stock) and sell such shares in connection with the exercise of its Tag-Along Right, then the Purchaser, if it gives irrevocable notice of such conversion and intention to sell, shall be entitled to Transfer 250 shares of Class A Common Stock exercising its Tag-Along Right in such sale (calculated by solving for: (25,000 / (25,000 + 75,000)) x 1,000) and the Selling Stockholder shall be entitled to Transfer the remaining 750 shares of Class A Common Stock in such tag-along sale.

                  (b) The provisions of Section 3.2(a) shall not apply to any Transfer by any Stockholder in connection with a Transfer that is (i) an underwritten offering of securities registered under the Securities Act, (ii) a sale of securities (including Derivative Securities) that constitutes a Rule 144A/Reg S Transaction, (iii) exempt from registration under the Securities Act as a result of the applicability of Rule 144 promulgated thereunder; provided that, from (I) the First Closing Date to ______, 2000,(7/) the Stockholders may not, directly or indirectly, Transfer any shares of Common Stock pursuant to this Section 3.2(b), if after giving effect to such

--------
(7/) Six months from First Closing Date.

Transfer, the Stockholders would collectively no longer Beneficially Own at least 80% of the number of shares of Common Stock owned by them on the date of the Securities Purchase Agreement and (II) from _________, 2000(8/) to _________, 2001,(9/) the Stockholders may not, directly or indirectly, Transfer any shares of Common Stock pursuant to this Section 3.2(b), if after giving effect to such Transfer, the Stockholders would collectively no longer Beneficially Own a number of shares of Common Stock equal to the difference between (x) 60% of the number of shares of Common Stock owned by them on the date of the Securities Purchase Agreement minus (y) the shares of Common Stock Transferred pursuant to clause (I) of this Section 3.2(b).

                  (c) The Selling Stockholder(s) shall give written notice (the "Tag-Along Notice") to the Purchaser of each proposed Transfer giving rise to the Tag-Along Right which shall state (i) the maximum number of shares of Class A Common Stock proposed to be Transferred, (ii) the proposed purchase price per share of Class A Common Stock, (iii) the name of the transferee, and (iv) the proposed closing date for the Transfer, which date shall be no sooner than 30 days from the date the Tag-Along Notice is received (as determined under Section
4.6 hereof) by the Purchaser. The Tag-Along Notice shall also state any other material terms and conditions of the proposed Transfer, and shall include copies of the contemplated definitive agreements for the offer (to the extent available and, if not available, drafts thereof that are the most recent versions thereof) and all writings between the Selling Stockholder(s) and the transferee necessary to establish the terms and conditions of the offer. The Tag-Along Notice shall not be effective unless and until (A) the Tag- Along Notice shall be accompanied with a certificate of the Selling Stockholder(s) to the Purchaser stating that the offer has been approved by the board of directors (or the equivalent if the offeror is not a corporation) of the offeror (if required by such offeror and solely to the Selling Stockholder's knowledge based on representations and warranties of the offeror), and that such Selling Stockholder(s) have made the offeror aware of the rights of the Purchaser contained in, and that any Transfer by the Selling Stockholders is subject to this, Section 3.2(b), (B) the consideration to be received by the Purchaser in the Tag-Along Transfer consists entirely of cash and/or securities of a Person, which securities are registered under the Exchange Act and are traded on the New York Stock Exchange, the American Stock Exchange, The Nasdaq National Market or any successor or equivalent securities exchange, and (C) the offeror shall furnish evidence satisfactory to the Purchaser in its reasonable judgment as to the financial ability or resources of such offeror to consummate the proposed purchase if it is a cash offer.

--------
(8/) Six month anniversary of First Closing Date.

(9/) 18 month anniversary of First Closing Date.

                  (d) The Tag-Along Right provided by this Section 3.2 must be exercised by the Purchaser within the 30-day period following the receipt (as determined under Section 4.6 hereof) of the Tag-Along Notice by delivery prior to the end of such 30-day period of a written notice (the "Acceptance Notice") to the Selling Stockholder(s) stating the Purchaser's desire to exercise its Tag-Along Right under this Section 3.2 and specifying the number of shares of Class A Common Stock it desires to sell. The tender of the Acceptance Notice by the Purchaser shall constitute agreement by the Purchaser to sell in connection with the Tag-Along Transfer the amount of securities specified and at the price specified in the Acceptance Notice and otherwise on the terms and conditions set forth in the notice provided by the Selling Stockholder to the Purchaser. Failure to deliver the Acceptance Notice within 30 days after delivery of the Tag-Along Notice shall be deemed a determination by the Purchaser not to exercise its Tag-Along Right and a waiver of such right. If the sale contemplated by the Tag-Along Notice is not consummated on the same terms and conditions as those contained in the Tag-Along Notice for any reason, then the restrictions provided for herein shall again become effective, and the Selling Stockholders may not Transfer any shares of Class A Common Stock without complying with the provisions of this Section 3.2.

                  (e) The closing of the purchase by the Transferee of the shares of Class A Common Stock owned by the Purchaser shall be held (i) at the principal office of the Company on the same day as the closing of the sale from the Selling Stockholder(s) to the Transferee, or (ii) at such other time and place as the parties to the applicable transaction may agree; provided that the date of such closing shall be extended to a later date not to exceed 60 days after such date of such closing if such closing has not been consummated by such date of closing as a result solely of a failure to obtain a required consent or approval of any Governmental Entity and the parties are using reasonable commercial efforts to obtain such required consent or approval; provided, further, that such closing shall be extended until such required regulatory consents and approvals are obtained if the delay in obtaining such required regulatory consents and approvals is a result of the failure of the Company to cooperate in a commercially reasonable manner with the Purchaser in obtaining such required consents and approvals. At such closing, the Selling Stockholder(s) and the Purchaser shall each deliver certificates representing the shares of Class A Common Stock being sold, duly authenticated by another officer of the corporation, for transfer and accompanied by all requisite transfer taxes, if any, and such shares of Class A Common Stock shall be free and clear of any Liens other than those arising hereunder. The Purchaser shall further represent and warrant that it Beneficially Owns such shares of Class A Common Stock, that it or its designee is the record holder of such shares and that the delivery of such shares shall convey good and marketable title to such shares. At such closing, the Transferee shall deliver payment in full in immediately available funds for the Class A Common Stock purchased by such Transferee.

                  (f) From the date hereof until this Agreement is no longer in effect, the Stockholders will not amend, modify or supplement in any manner or grant any consent under the letter dated the date of the Securities Purchase Agreement among the Stockholders and Stephen Garafalo without the Purchaser's prior consent, which will not be unreasonably withheld, delayed or conditioned.

            Section 3.3 Directors. Each Stockholder agrees that in the event the Purchaser elects to select one or two nominees to the Board of Directors pursuant to Section 5.2 of the Securities Purchase Agreement, dated as of October 7, 1999, between the Purchaser and the Company, and so notifies the Stockholders each year at least 30 days prior to the election held to elect directors, the Stockholders shall either (i) take all action to nominate and cause the election of one such person as a Class B Director (as defined in the Company's Amended Certificate of Incorporation as in effect on the date hereof) for as long as such Stockholders are entitled to nominate and vote as a separate class for the election of Class B Directors to the Board of Directors or (ii) if he or it does not own any shares of Class B Common Stock, vote his or its shares of Class A Common Stock in favor of any Purchaser nominee to the Board of Directors nominated pursuant to the Securities Purchase Agreement.

            Section 3.4 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Exchange Act; and that it shall take such further action as may be reasonably necessary (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable the Purchaser and its Affiliates to Transfer Shares or Notes (including the shares of Class A Common Stock underlying the Notes) without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rules may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the Securities and Exchange Commission. The Company shall, upon the request of the Purchaser and its Affiliates, deliver to such Purchaser and its Affiliates a written statement as to whether it has complied with such requirements.

                                   ARTICLE IV

                                  MISCELLANEOUS

            Section 4.1 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement.

            Section 4.2 Entire Agreement. This Agreement, the Securities Purchase Agreement, the Equity Registration Rights Agreement and Notes Registration Rights Agreement and the Indenture constitute the entire agreement between Company and the Purchaser with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Company and the Purchaser with respect to the subject matter hereof.

            Section 4.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company and the Purchaser, except that any amendment to the provisions of Sections 3.2 and 3.3 shall require the consent of the Stockholders.

            Section 4.4 Term. Except as otherwise expressly provided herein, this Agreement shall terminate on the earliest to occur of (i) the 90th consecutive day on which the Purchaser does not Beneficially Own 5% or more of the then issued and outstanding shares of Common Stock, (ii) 30 days following delivery of a notice to the Stockholders of a material breach by any Stockholder of the provisions of Section 3.2 or 3.3 of this Agreement, if such breach has not been cured during such period or (iii) the tenth anniversary of the date hereof.

            Section 4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

            Section 4.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective (a) upon receipt if delivered personally,
(b) upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier), and (c) on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

            If to the Purchaser, to:

            Bell Atlantic Investments, Inc.
            1095 Avenue of the Americas
            30th Floor

            New York, New York 10036
            Attn: President
            Telecopy Number: (212) 597-2790
            with a copy to:

            Associate General Counsel - Mergers & Acquisitions
            Bell Atlantic Corporation
            1095 Avenue of the Americas
            New York, New York 10036
            Fax:  (212) 764-2739

            and

            Frederick S. Green, Esq.
            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, NY 10153
            Fax:  (212) 310-8007

            If to the Company, to:

            Arnold L. Wadler, Esq.
            Metromedia Fiber Networks, Inc.
            c/o Metromedia Company
            One Meadowlands Plaza
            East Rutherford, NJ 07073-2137
            Fax: (201) 531-2803

            with a copy to:

            Douglas A. Cifu, Esq.
            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, NY 10019
            Fax:  (212) 757-3990

            If to the Stockholders, to:

            c/o Metromedia Company
            One Meadowlands Plaza
            East Rutherford, NJ 07073-2137
            Fax: (201) 531-2803

            Section 4.7 Governing Law. The corporate law of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders and the duties and responsibilities of the Company's directors to the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without giving effect to any choice of law or conflict of law provisions.

            Section 4.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives; provided, however, that this Agreement shall not be binding upon any transferee of Shares or Notes which receives his, her or its Shares or Notes pursuant to a Public Resale or, in the case of a Transfer that is not a Public Resale, only unless otherwise required by Section 2.2(a) hereof. No party to this Agreement shall be permitted to assign this Agreement; provided, that, the Purchaser may assign its rights under this Agreement to any Person of the type described in Section 2.2(f) of this Agreement that agrees in writing to be bound by the terms of this Agreement.

            Section 4.9 No Recourse. Except for the provisions of Sections 3.2 and 3.3, no recourse under this Agreement shall be had against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of such party of such controlling persons, whether by the enforcement or any assessment or by any legal or equitable proceeding, or by virtue of any regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise incurred by any such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligation or such party under this Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation.

            Section 4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.


                   [Signatures appear on the following page.]

            IN WITNESS WHEREOF, each of the Purchaser and Company have caused this Agreement to be duly executed on the date hereof.


                                        METROMEDIA FIBER NETWORK, INC.

                                        By:_____________________________________
                                           Name:
                                           Title:


                                        BELL ATLANTIC INVESTMENTS, INC.

                                        By:_____________________________________
                                           Name:
                                           Title:

Accepted and agreed to for purposes of Sections 3.2, 3.3 and Article 4 only:

METROMEDIA COMPANY


By:______________________________
    Name:
    Title:


_________________________________
         John W. Kluge


_________________________________
         Stuart Subotnick